EXHIBIT 4.16

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE OR OTHER SECURITIES LAWS. AS A RESULT, THIS SUBORDINATED NOTE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, OR IN A TRANSACTION NOT SUBJECT THERETO.

THIS SUBORDINATED NOTE DOES NOT REPRESENT A BANK DEPOSIT OR OTHER OBLIGATION OF A BANK, AND IT IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER PERSON OR GOVERNMENT AGENCY. THIS SUBORDINATED NOTE REPRESENTS A DEBT OBLIGATION OF FIRST CITIZENS BANCORPORATION, INC. AND NOT AN EQUITY INTEREST.

No. ***002***	Columbia, South Carolina
***$5,000,000***	June 1, 2008

8.00% SUBORDINATED NOTE DUE 2018

FOR VALUE RECEIVED, FIRST CITIZENS BANCORPORATION, INC. (“FCB”) promises to pay to GRETA T. COVINGTON (the “Holder”) the principal sum of FIVE MILLION AND NO/100S DOLLARS ($5,000,000), together with simple interest from the date hereof at the rate of eight percent (8.00%) per annum. Interest shall be paid quarterly in arrears on the last day of each calendar quarter (provided, that if the last day of a quarter is not a business day, then the interest payment for that quarter will be due on the next succeeding day that is a business day). If not sooner paid as described herein, the principal sum of this Subordinated Note, together with all then unpaid accrued interest, shall be due and payable on June 1, 2018.

The indebtedness evidenced by this Subordinated Note is a general, unsecured obligation of FCB, is not subject to any sinking fund, and is subordinate and junior in right of payment to all senior indebtedness of FCB, including without limitation: (a) all claims of FCB’s general creditors; (b) all of FCB’s obligations or indebtedness, or any obligation or indebtedness guaranteed by it, for the repayment of borrowed money (whether or not evidenced by bonds, debentures, notes or other written instruments), and any deferred obligation of FCB for the payment of the purchase price of property or assets, whether now outstanding or subsequently created, assumed or incurred, other than indebtedness ranking junior to or on a parity with this Subordinated Note; (c) all of FCB’s obligations and indebtedness pursuant to the terms of or associated with any financial instrument such as (i) off-balance sheet guarantees and direct-credit substitutes, (ii) derivative instruments or products, such as interest rate and foreign-exchange contracts, commodity contracts, securities contracts, swap agreements (including interest rate and foreign exchange rate swap agreements, and similar arrangements), cap or floor agreements, interest rate agreements or options, or (iii) any similar financial instruments or agreements; and, (c) any deferrals, renewals or extensions of any such senior indebtedness.

The term “indebtedness ranking junior to this Subordinated Note” means any of FCB’s obligations which rank junior to and not equally with or senior to the Subordinated Note in right of payment upon the occurrence of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to FCB as a whole, whether voluntary or involuntary. The term “indebtedness ranking on a parity with this Subordinated Note” means any of FCB’s obligations which rank equally with and not senior to this Subordinated Note in right of payment upon the occurrence of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to FCB as a whole, whether voluntary or involuntary.

Initials: CLN

An “Event of Default” will be deemed to have occurred upon FCB’s consent to, or the institution of a proceeding under Chapter 7 or 11 of the United States Bankruptcy Code which is either a voluntary proceeding or an involuntary proceeding that is not dismissed within 60 days of its institution. Upon the occurrence of an Event of Default, the unpaid balance evidenced by this Subordinated Note shall, at the option of the Holder, become immediately due and payable, and the Holder shall have the right to institute any proceedings upon this Subordinated Note for the purpose of collecting the unpaid principal and interest, together with necessary and reasonable costs and expenses of collection.

This Subordinated Note may be transferred by the registered Holder hereof only on FCB’s books and records and only upon surrender hereof for registration and transfer to FCB or its designated agent at their offices, properly endorsed for transfer by, or accompanied by, a written instrument of transfer in form satisfactory to FCB, duly executed by the registered Holder hereof or his, her or its attorney duly authorized in writing. Principal and interest on this Subordinated Note shall be payable by FCB’s check mailed to the registered Holder hereof at such Holder’s address listed on the FCB’s books and records at the time any such payment is to be made.

At its option, FCB may prepay or retire all or any portion of the unpaid principal amount of this Subordinated Note, at par and without penalty, at any time, or from time to time, following June 1, 2013. However, notwithstanding any other provision of this Note, FCB may not prepay or retire any part of its obligations under this Note without the prior concurrence of the Federal Reserve Bank of Richmond. If this Note is issued to or held by a depository institution, that depository institution, by its acceptance of this Note, waives any right of offset it may have with respect to FCB’s assets.

This Subordinated Note is exchangeable for a like aggregate principal amount of Subordinated Notes of different denominations, but only in minimum denominations of $1,000,000 and integral multiples of $100,000 in excess thereof.

Given under the seal of the undersigned by hand of its duly authorized officer and agent on the date above written.

FIRST CITIZENS BANCORPORATION, INC.

By:	/s/ Craig L. Nix
Craig L. Nix
Chief Financial Officer

[CORPORATE SEAL]